Exhibit 5.1

1017 Mumma Road Suite 302 Lemoyne, PA 17043 717.731.1700 phone 717.731.8205 fax www.bybelrutledge.com

August 7, 2026

Board of Directors

First Keystone Corporation

111 West Front Street

Berwick, Pennsylvania 18603

RE:	First Keystone Corporation
Registration Statement on Form S-3
Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We have acted as Special Counsel to First Keystone Corporation, a Pennsylvania business corporation (the “Corporation”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) pertaining to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the registration of 800,000 shares of common stock, par value $2.00 per share, to be filed with the U.S. Securities & Exchange Commission for issuance under the Plan.

In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents as we considered necessary to render this opinion, including but not limited to:

•	The Corporation’s Amended and Restated Articles of Incorporation;
•	The Corporation’s Amended and Restated Bylaws;
•	Resolutions adopted by the Corporation’s Board of Directors relating to the Registration Statement as certified by the Secretary of the Corporation;
•	The Plan;
•	The Registration Statement; and
•	Such other necessary documents, papers and matters of law as we have deemed necessary under the circumstances.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors

First Keystone Corporation

August 7, 2026

On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, par value $2.00 per share, issuable under the Plan, when issued in accordance with the terms, conditions and provisions of the Plan and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-3 and to the reference to our firm appearing in the prospectus filed as part of the Registration Statement, filed by the Corporation with the U.S. Securities & Exchange Commission relating to the Plan, as well as to any amendments or supplements thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ Bybel Rutledge LLP

BYBEL RUTLEDGE LLP